Exhibit 10.1

PETCO HEALTH AND WELLNESS COMPANY, INC.

2021 EQUITY INCENTIVE PLAN

FIRST AMENDMENT TO

RESTRICTED STOCK UNIT AWARD

AND

NONQUALIFIED STOCK OPTIONS

This First Amendment to Restricted Stock Unit Award and Nonqualified Stock Options (this “Amendment”) is entered into between R. Michael Mohan (the “Participant”) and Petco Health and Wellness Company, Inc. (the “Company”), effective as of July 29, 2024 (the “Effective Date”).

WHEREAS, the Company previously granted the Participant the following awards under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”): (i) restricted stock units (the “RSUs”) pursuant to that certain Grant Notice for Restricted Stock Unit Award, dated March 15, 2024, and the Standard Terms and Conditions for Restricted Stock Units attached thereto (collectively, the “RSU Award Agreement”), and (ii) nonqualified stock options (the “Options”) pursuant to that certain Grant Notice for Nonqualified Stock Options, dated March 15, 2024, and the Standard Terms and Conditions for Nonqualified Stock Options attached thereto (collectively, the “Option Award Agreement”);

WHEREAS, pursuant to Section 20 of the Plan, the Committee (as defined in the Plan) may amend or alter any award agreement under the Plan, provided that no amendment may be made which would materially impair the rights of the holder of an award without such holder’s consent; and

WHEREAS, the Committee (i) has approved an amendment to permit the Participant to continue vesting, from the date the Participant transitions from employment with the Company to serving as a non-employee member of the Board of Directors of the Company until the fifth monthly anniversary thereof, in the portion of the RSUs and the Options originally scheduled to vest during the two-month period following such transition date (which such unvested RSUs and Options would otherwise be forfeited upon the transition date), and (ii) has determined that such amendment does not materially impair the rights of the Participant.

NOW, THEREFORE, the RSU Award Agreement and the Option Award Agreement are hereby amended as follows, in each case, effective as of the Effective Date:

1. The RSU Award Agreement is hereby amended by amending and restating the sections set forth below to read as set forth directly across from each such section:

Section	Amended and Restated Provision
The “Vesting Schedule” set forth in the Grant Notice for Restricted Stock Unit Award

Subject to the Plan and the Standard Terms and Conditions, the RSUs shall vest in equal monthly installments over the one-year period following the Vesting Commencement Date, so long as Participant remains continuously employed by the Company or its Subsidiaries from the Grant Date through such vesting date; provided, however, upon the Participant’s transition from employment with the Company and its Subsidiaries to a non-employee member of the Board (the “Transition Date”), the RSUs that would have vested within the two month period following the Transition Date (the “Transition Tranche”) shall remain outstanding and vest in equal monthly installments on each of the first five monthly anniversaries of the Transition Date, so long as the Participant continuously provides services to the Company through such vesting date.

Section 2(d) of the Standard Terms and Conditions for Restricted Stock Units

(d)Upon a termination of Participant’s employment with the Company and its Subsidiaries for any other reason not set forth in Section 2(c), any then Unvested RSUs held by the Participant shall be forfeited and canceled as of the Termination Date; provided, however, (i) upon the Transition Date, the Transition Tranche shall remain outstanding and eligible to vest in accordance with the Grant Notice, and (ii) upon the Participant’s Termination of Employment following the Transition Date, any then Unvested RSUs held by the Participant shall be forfeited and canceled as of such date.

2. The Option Award Agreement is hereby amended by amending and restating the sections set forth below to read as set forth directly across from such section:

Section	Amended and Restated Provision
The “Vesting Schedule” set forth in the Grant Notice for Nonqualified Stock Options

Subject to the Plan and the Standard Terms and Conditions, the Option shall vest in equal monthly installments over the one-year period following the Vesting Commencement Date, so long as Participant remains continuously employed by the Company or its Subsidiaries from the Grant Date through such vesting date; provided, however, upon the Participant’s transition from employment with the Company and its Subsidiaries to a non-employee member of the Board (the “Transition Date”), the Options that would have vested within the two month period following the Transition Date (the “Transition Tranche”) shall remain outstanding and vest in equal monthly installments on each of the first five monthly anniversaries of the Transition Date, so long as the Participant continuously provides services to the Company through such vesting date.

Section 4(d) of the Standard Terms and Conditions for Nonqualified Stock Options

(d)Any portion of the Option that is not vested and exercisable at the time the Participant’s employment with the Company and its Subsidiaries is terminated (after taking into account any accelerated vesting under the Grant Notice, Section 15 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the date of such termination; provided, however, (i) upon the Transition Date, the Transition Tranche shall remain outstanding and eligible to vest in accordance with the Grant Notice, and (ii) upon the Participant’s Termination of Employment following the Transition Date, any portion of the Option that is then not vested and exercisable at such time shall be forfeited and canceled as of such date.

For the avoidance of doubt, the Participant’s transition from employment with the Company and its Subsidiaries to a non-employee member of the Board shall not constitute a “Termination of Employment” for purposes of exercisability of the Option, but shall be considered a termination of employment with the Company and its Subsidiaries for purposes of vesting of the Option (except as specifically provided above with respect to the Transition Tranche).

3. Except as expressly modified by this Amendment, the RSU Award Agreement and the Option Award Agreement shall remain in full force and effect pursuant to their respective terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Amendment, effective as of the Effective Date.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:	/s/ Giovanni Insana
Name:	Giovanni Insana
Title:	Chief Legal Officer and Secretary

Signature Page to First Amendment to Restricted Stock Unit Award and Nonqualified Stock Options